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                                                                     EXHIBIT 4.2


                                                                       EXHIBIT A
                                                                              TO
                                                                      SECURITIES
                                                                        PURCHASE
                                                                       AGREEMENT




                                CERTIFICATE OF POWERS,
                  DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS

                                         OF

                        SERIES E CONVERTIBLE PREFERRED STOCK

                                         OF

                                   COCENSYS, INC.

                          (Pursuant to Section 151 of the
                              General Corporation Law
                             of the State of Delaware)



          CoCensys, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on April 20, 1998 pursuant to authority of the Board of Directors as required by Section 151(g) of the General Corporation Law of the State of
Delaware:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby authorizes and creates a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof (in addition to the provisions set forth in the Amended and Restated Certificate of Incorporation of the Corporation, which are applicable to the Preferred Stock of all classes and series), as follows:

          Series E Convertible Preferred Stock:

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                              I.  DESIGNATION AND AMOUNT

          Ten thousand (10,000) shares of Preferred Stock, $.001 par value are designated "Series E Convertible Preferred Stock" (the "Series E Preferred Stock") with the rights, preferences, privileges and restrictions specified in this Certificate of Powers, Designation, Preferences, Rights and Limitations (this "Certificate of Designation"). The stated value of the Series E Preferred Stock shall be One Thousand Dollars ($1,000) per share (the "Stated Value"). Subject to the provisions hereof, if the Second Closing (as defined in the Securities Purchase Agreement date as of June 8, 1998, by and between the Corporation and the other signatories thereto (the "Purchase Agreement")) does not occur, such number of shares of Preferred Stock designated Series E Preferred Stock may be decreased to eight thousand (8,000) by resolution of the Board of Directors.


                                      II.  RANK

          The Series E Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.001 per share (the "Common Stock"); (ii) prior to the Corporation's Series A Junior Participating Preferred Stock (the " Series A Preferred Stock"); (iii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series E Preferred Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or PARI PASSU with the Series E Preferred Stock) (collectively, with the Common Stock and the Series A Preferred Stock, "Junior Securities"); (iv) PARI PASSU with the Corporations' Series C Convertible Preferred Stock (the "Series C Preferred Stock") and Series D Convertible Preferred Stock (the "Series D Preferred Stock"); (v) PARI PASSU with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series E Preferred Stock obtained in accordance with Article IX hereof, unless the average Closing Bid Price (as defined below) for the ten (10) Trading Days (as defined below) ended one (1) Trading Day prior to the date on which the Board of Directors approves the issuance of such class or series of capital stock is above $4.00, in which case such consent will not be required) specifically ranking, by its terms, on parity with the Series E Preferred Stock (collectively, with the Series C Preferred Stock and Series D Preferred Stock, "PARI PASSU Securities"); and (vi) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series E Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series E Preferred Stock ("Senior Securities"), in each case both as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                                   III.  DIVIDENDS

          A. PAYMENT OF DIVIDENDS. The Series E Preferred Stock shall be entitled to cumulative dividends at the Applicable Dividend Rate (as defined below) from the date of issuance of the Series E Preferred Stock (the "Issue Date"), payable quarterly on March 31, June 30, September 30 and December 31 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday or

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legal holiday) (each, a "Dividend Payment Date") to the holders of record of the
Series E Preferred Stock. Dividends shall accrue daily without interest from the Issue Date whether or not such dividends are declared by the Board of Directors and actually paid to the holders of Series E Preferred Stock as they appear on the stock books of the Corporation on such record dates, not more than twenty (20) nor less than ten (10) days preceding the Dividend Payment Dates for such dividends, as shall be fixed by the Board. Accrued and unpaid dividends shall be payable to each holder of Series E Preferred Stock in cash, in whole but not in part, on the applicable Dividend Payment Date or, subject to the limitations of Article VI.A(c) and Article VI.E, at the sole option of the Corporation, shall be added to the Conversion Amount (as defined in Article
VI.A) in accordance with Article VI.A; PROVIDED, HOWEVER, if the Corporation fails to timely pay all accrued and unpaid dividends in cash on the applicable Dividend Payment Date, the unpaid amount shall be automatically added to the Conversion Amount effective on the day following the applicable Dividend Payment Date.

          B. DIVIDENDS ON JUNIOR SECURITIES. In no event, so long as any Series E Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation (other than the Series A Preferred Stock in accordance with Section 23 of the Rights Agreement dated May 15, 1995 between the Corporation and American Stock Transfer & Trust Company) nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series E Preferred Stock, voting together as a class.

          C. APPLICABLE DIVIDEND RATE. The "Applicable Dividend Rate" shall mean 7.5%; PROVIDED, HOWEVER that if the Closing Price (as defined below) of the Common Stock is greater than or equal to (i) $4.05 for ten (10) consecutive Trading Days (as defined below), the Applicable Dividend Rate shall mean 5.5%,
(ii) if the Closing Price of the Common Stock is greater than or equal to $4.95 for ten (10) consecutive Trading Days, the Applicable Dividend Rate shall mean 3.5% and (iii) if the Closing Price is greater than or equal to $6.00 for ten
(10) consecutive Trading Days, the Applicable Dividend Rate shall mean 1.5%, in each case from and after the Trading Day on which, but only so long as, such price threshold is met. Dividends shall accrue at the then Applicable Dividend Rate until such time as the condition thereto is no longer met (i.e., the price drops below the applicable threshold for ten (10) consecutive Trading Days) or at such time as a new Applicable Dividend Rate becomes effective, at which time dividends will begin to accrue at the new Applicable Dividend Rate.

          D. LIQUIDATION EVENTS. Any reference to "distribution" contained in this Article IV shall not be deemed to include distributions made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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                             IV.  LIQUIDATION PREFERENCE

          A. LIQUIDATION EVENTS. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each such event being considered a "Liquidation Event"), the holders of the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities, the Liquidation Preference (as defined below) per share of Series E Preferred Stock and no more; provided, however, that such rights shall accrue to the holders of Series E Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preference of the holders of any Senior Securities are fully met. After the liquidation preferences of any Senior Securities are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock and Pari Passu Securities in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series E Preferred Stock and holders of PARI PASSU Securities shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series E Preferred Stock and the PARI PASSU Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. After payment in full of the Liquidation Preference on the shares of Series E Preferred Stock and the liquidation preference on the PARI PASSU Securities, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation.

          B. EVENTS DEEMED LIQUIDATION EVENTS. At the option of any holder of Series E Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor (a "Change of Control Transaction") shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute upon consummation of such transaction an amount equal to 125% of the Liquidation Preference with respect to each outstanding share of Series E Preferred Stock in accordance with and subject to the terms of this Article IV or (ii) be treated pursuant to Article VI.C(b) hereof; PROVIDED, HOWEVER, that the Corporation shall have the option, on at least fifteen (15) days prior written notice to the holders of the Series E Preferred Stock (during which time the holders of the Series E Preferred Stock shall maintain the right to convert any or all of the Series E Preferred Stock in accordance with Article VI), to redeem the Series E Preferred Stock immediately prior to the consummation of any Change in Control Transaction at the Mandatory Redemption Amount (as defined below); and PROVIDED, FURTHER, HOWEVER, that where the Corporation undertakes such an event and plans to account for such event as a "pooling of interests" in accordance with generally accepted accounting principles, (a) no such distribution pursuant to clause (i) above will be available and such event will be treated pursuant to clause (ii) above where the value of the distribution that would have been received pursuant to clause (i) above would be less than the value of the Common Stock that would be received upon conversion of the Series E

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Preferred Stock in accordance with Article VI below treating the Trading Day (as defined below) immediately preceding the date of such distribution as the "Conversion Date" (as defined in Article VI.D(d)) and (b) no such distribution pursuant to clause (ii) above will be available and such event will be treated pursuant to clause (i) above where the value of the distribution that would have been received pursuant to clause (i) above would be more than the value of the Common Stock that would be received upon conversion of the Series E Preferred Stock in accordance with Article VI below treating the Trading Day (as defined below) immediately preceding the date of such distribution as the "Conversion Date" (as defined in Article VI.D(d)). "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

          C. LIQUIDATION PREFERENCE. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series E Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) all accrued and unpaid dividends for the period beginning on the Issue Date and ending on the date of final distribution to the holder thereof (prorated for any portion of such period). The liquidation preference with respect to any PARI PASSU Securities shall be as set forth in the Certificate of Designation filed in respect thereof.


                                    V. REDEMPTION

          A. MANDATORY REDEMPTION. If any of the following events (each, a "Mandatory Redemption Event") shall occur:

                (i) The Corporation fails to issue shares of Common Stock to the holders of Series E Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Certificate of Designation (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of Article VI.F below and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), fails to transfer or to cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the holders upon conversion of the Series E Preferred Stock as and when required by this Certificate of Designation or the Registration Rights Agreement, dated as of June 8, 1998, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement"), fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of Series E Preferred Stock upon conversion of the Series E Preferred Stock as and when required by this Certificate of Designation, the Purchase Agreement or the Registration Rights Agreement, or fails to fulfill its obligations pursuant to Sections 4(c), 4(e), 4(h), 4(i), 4(j) or 5 of the Purchase Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any of the foregoing failures shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for ten (10) business days;

                (ii) The Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC") of the Registration Statement (as defined in the Registration

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Rights Agreement) prior to December 8, 1998 or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder, whether by reason of the Corporation's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) for more than forty-five (45) consecutive Trading Days (as defined below) or more than ninety (90) Trading Days in any twelve (12) month period or more than one hundred twenty (120) Trading Days during the Registration Period (as defined in the Registration Rights Agreement) after such Registration Statement becomes effective;

                (iii) The Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

                (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation; PROVIDED, HOWEVER, that in the case of any involuntary bankruptcy, such involuntary bankruptcy shall continue undischarged or undismissed for a period of sixty (60) days;

                (v) The Corporation shall fail to maintain the listing of the Common Stock on the Nasdaq National Market ("Nasdaq"), the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange, then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii) or (v) at the option of each holder of the then outstanding shares of Series E Preferred Stock by written notice (the "Mandatory Redemption Notice") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii) or (iv), the Corporation shall purchase such holder's shares of Series E Preferred Stock for an amount per share equal to the greater of (1) 130% multiplied by the sum of (a) the Stated Value of the shares to be redeemed plus (b) all accrued and unpaid dividends for the period beginning on the Issue Date and ending on the date of payment of the Mandatory Redemption Amount (the "Mandatory Redemption Date"), and (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the highest number of shares of Common Stock issuable upon conversion of such shares in accordance with Article VI below (without giving any effect to any limitations on conversions of shares set forth in Article VI.A(b) below, and treating the Trading Day (as defined in Article VI.B) immediately preceding the Mandatory Redemption Date as the "Conversion Date" (as defined in Article VI.B(a)) for purposes of determining the lowest applicable Conversion Price), unless the Mandatory Redemption Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the Closing Price (as defined in Article VI.A(b)) for the Common Stock on such "Conversion Date" (the greater of such amounts being referred to as the "Mandatory Redemption Amount"). If there is a Mandatory Redemption Event specified in subparagraph (ii) and the holders of the Series E Preferred Stock do not elect to send a Mandatory Redemption Notice to the Corporation, then (i) the Automatic Conversion Date (as defined in Article
VII) shall be extended for a period equal to 1.5 times the total number of days the Registration Statement lapsed in effect (or sales could not be made thereunder, whether by reason of the Corporation's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) and

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(ii) the Applicable Percentage shall be reduced by 1% for each month in excess of the Allowed Delay (as defined in Section 3(f) of the Registration Rights Agreement) that the holders of Series E Preferred Stock are not permitted to sell the Common Stock pursuant to the Registration Statement in accordance with
Section 2(c) of the Registration Rights Agreement.

          In the case of a Mandatory Redemption Event, if the Corporation fails to pay the Mandatory Redemption Amount for each share within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series E Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Article VI below), in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series E Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Amount divided by the average Closing Price of the Common Stock for the two (2) Trading Days prior to the date the holder provides notice to the Corporation of its election to receive Common Stock in lieu of the Mandatory Redemption Amount in accordance with this paragraph.

          B. 19.99% REDEMPTION. If the Series E Preferred Stock ceases to be convertible as a result of the limitations described in Article VI.A(c) below (a "19.99% Redemption Event"), and the Corporation has not prior to, or within thirty (30) days of, the date that such 19.99% Redemption Event arises, (i) obtained approval of the issuance of the additional shares of Common Stock by the requisite vote of the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series E Preferred Stock that were issued upon conversion of Series E Preferred Stock) or (ii) received other permission pursuant to Nasdaq Rule 4460(i) allowing the Corporation to resume issuances of shares of Common Stock upon conversion of Series E Preferred Stock, then the Corporation shall be obligated to redeem immediately all of the then outstanding Series E Preferred Stock, in accordance with this Article V.B. An irrevocable redemption notice (the "Redemption Notice") shall be delivered promptly to the holders of Series E Preferred Stock at their registered address appearing on the records of the Corporation and shall state (1) that 19.99% of the Outstanding Common Amount (as defined in Article VI.A) has been issued upon exercise of the Series E Preferred Stock, (2) that the Corporation is obligated to redeem all of the outstanding Series E Preferred Stock and (3) the Mandatory Redemption Date, which shall be a date within five (5) business days of the earlier of (i) the date of the Redemption Notice or (ii) the date on which the holders of the Series A Preferred Stock notify the Corporation of the occurrence of a 19.99% Redemption Event. On the Mandatory Redemption Date, the Corporation shall make payment in cash of an amount equal to 110% times the product of (a) the number of shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock being redeemed pursuant to this Article V.B and as determined in accordance with
Article VI below (without giving any effect to any limitations on conversions of shares set forth in Article VI.A(b) below, and treating the Trading Day (as defined in Article VI.B) immediately preceding the Mandatory Redemption Date as the "Conversion Date" (as defined in Article VI.B(a)) multiplied by (b) the Closing Price (as defined in Article VI.A(b)) of the Common Stock on such Conversion Date.

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                    VI.  CONVERSION AT THE OPTION OF THE HOLDER

          A.    OPTIONAL CONVERSION

                (a) CONVERSION AMOUNT. Subject to the conversion restrictions set forth in Article VI.A(b) below, each holder of shares of Series E Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series E Preferred Stock into Common Stock as follows (an "Optional Conversion"). A minimum of (10) shares of Series E Preferred Stock shall be surrendered for each Optional Conversion (or such lesser amount if a holder of Series E Preferred Stock owns less than ten (10) shares of Series E Preferred Stock). Each share of Series E Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Conversion Amount (as defined below), by (2) the then effective Conversion Price (as defined below); PROVIDED, HOWEVER, that, unless the holder delivers a waiver in accordance with the immediately following sentence, in no event (other than pursuant to the Automatic Conversion (as defined herein)) shall a holder of shares of Series E Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series E Preferred Stock) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series E Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause
(x) of such proviso and (ii) a holder may waive the limitations set forth therein by written notice to the Corporation upon not less than sixty-one (61) days prior written notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day notice period). The "Conversion Amount" means the sum of (a) the Stated Value of the shares of Series E Preferred Stock issued for conversion plus (b) the Unpaid Dividend Amount where the "Unpaid Dividend Amount" means the Applicable Dividend Rate TIMES the Stated Value of the shares of Series E Preferred Stock issued for conversion times N/365 where N equals the number of days since the later of (x) the Issue Date or (y) the last Dividend Payment Date on which the Corporation paid the then accrued and unpaid dividends in cash; PROVIDED, HOWEVER that the Corporation shall have the option to pay the Unpaid Dividend Amount in cash, in whole but not in part, by wire transfer to the account of the holder of Series E Preferred Stock issued for conversion simultaneously with the delivery of the shares of Common Stock issued upon such conversion, in which event the Conversion Amount shall equal the Stated Value of the shares of Series E Preferred Stock issued for conversion.

                 (b) CONVERSION RESTRICTIONS.

                     (i) CONVERSION RESTRICTION PERIOD. For the period beginning on the Issue Date and ending on October 8, 1998, (the "Conversion Restriction Period"), if the Common Stock trades on Nasdaq or the principal trading market on which the Common Stock is then listed is less than $4.00 per share for ten (10) consecutive Trading Days, the holders of Series E Preferred Stock thereafter during the reminder of the Conversion Restriction Period shall only be permitted to convert, in the aggregate, into a number of shares of Common Stock that is less than or equal to the greater of (a) 15% of the trading volume for the calendar month in which conversions are taking place or (b) 15% of the trading volume for the calendar month prior to the calendar month in which the conversions are taking place (such lesser amount is hereinafter referred to as the "Conversion Restriction Amount"). Notwithstanding the preceding sentence, if the Common Stock thereafter trades on Nasdaq or the principal trading market on which the Common Stock is then listed above $4.00 per share for ten (10) consecutive Trading Days during the Conversion Restriction Period, the conversion limitations set forth in the preceding sentence shall forever cease to be applicable. The Conversion Restriction Amount (i) shall be allocated pro rata in accordance with Article X below and
(ii) shall not include shares issued upon conversions taking place prior to the trigger date of the restriction.

                     (ii) ADJUSTMENT PERIOD. By written notice to the holders delivered by 4:30 p.m. on any Trading Day, the Corporation shall be permitted to suspend the right to convert shares of Series E Preferred Stock on the next Trading Day after any Trading Day that the Closing Price of the Common Stock on Nasdaq or the principal trading market on which the Common Stock is then listed is less than $2.00 per share unless on such next Trading Day, the Common Stock trades on Nasdaq or the principal trading market on which the Common Stock is then listed above $2.00 prior to 12:00 noon on such Trading Day. If the Closing Price of the Common Stock remains below $2.00 per share for twenty (20) consecutive Trading Days (the "Adjustment Period"), whether or not the Corporation has restricted conversions for some or all of such days, the Corporation shall either: (i) forever waive the foregoing right to restrict conversions and allow the holders of the Series E Preferred Stock to convert their shares of Series E Preferred Stock; (ii) purchase each holder's shares of Series E Preferred Stock for an amount (the "Optional Redemption Amount") per share equal to 125% multiplied by the sum of (a) the Stated Value of the shares to be redeemed plus (b) all accrued and unpaid dividends for the period beginning on the Issue Date and ending on the date of payment of the Optional Redemption Amount; or (iii) adjust the exercise price of one-half of the warrants issued pursuant to the Securities Purchase Agreement (the "Warrants") that have not been exercised prior to the last day of the Adjustment Period to the lowest trading price during the Adjustment Period. In the event that the Corporation elects to adjust the exercise price of the Warrants pursuant to clause (iii) of the preceding sentence, (x) the holders of Series E Preferred Stock thereafter shall not be permitted to convert shares of Series E Preferred Stock thereafter on any Trading Day that the Common Stock trades below the average Closing Price of the Common Stock during the Adjustment Period (the "New Floor") and (y) if after such election, the Common Stock trades below the New Floor for twenty (20) consecutive Trading Days (the "Second Adjustment Period"), the Corporation shall either (i) adjust the Exercise Price of the remaining half of the Warrants to the lowest trading price of the Common Stock during the Second Adjustment Period or (ii) select either of the options set forth in clauses (i) and (ii) of the second sentence of this paragraph. In the event that the

Corporation elects to adjust the exercise price of the Warrants pursuant to clause (i) of the preceding sentence, the holders of Series E Preferred Stock thereafter shall not be permitted to convert shares of Series E Preferred Stock on any Trading Day in which the Common Stock trades below the average Closing Price of the Common Stock during the Second Adjustment Period; PROVIDED, HOWEVER, that this prohibition shall terminate when the number of Trading Days during which it applies, together with the number of Trading Days during which conversions have otherwise been restricted under this Article VI.A(b)(ii) equals forty (40) Trading Days in any twelve (12) month period. "Closing Price," as of any date, means the last sale price of the Common Stock on the Nasdaq as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of a majority in interest of the shares of Series E Preferred Stock and the Corporation ("Bloomberg") or, if Nasdaq is not the principal trading market for such security, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date in the manner provided above, the Closing Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series E Preferred Stock being converted for which the calculation of the Closing Price is required in order to determine the Conversion Price of such Series E Preferred Stock.

                     (iii) INAPPLICABILITY OF CONVERSION RESTRICTIONS. The restrictions on conversion set forth in this Article VI.A(b) shall not apply to conversions taking place on any Conversion Date (i) occurring on or after the date the Corporation makes a public announcement that it intends to merge or consolidate with any other corporation or sell or transfer substantially all of the assets of the Corporation or (ii) occurring on or after the date any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise or (iii) occurring on or after there is a material adverse change in the business, operation, assets, financial condition or prospects of the Corporation or its subsidiaries, taken as a whole.

                (c) NASDAQ LIMITATIONS ON CONVERSION. So long as the Common Stock is listed for trading on Nasdaq or an exchange or quotation system with a rule substantially similar to Rule 4460(i) then, notwithstanding anything to the contrary contained herein if, at any time, the aggregate number of shares of Common Stock then issued upon conversion of the Series E Preferred Stock (including any shares of capital stock or rights to acquire shares of capital stock issued by the Corporation which are aggregated or integrated with the Common Stock issued or issuable upon conversion of the Series E Preferred Stock for purposes of such rule) equals 19.99% of the "Outstanding Common Amount" (as hereinafter defined), the Series E Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of this Article VI and Article VII below, unless the Corporation (i) has obtained approval of the issuance of the Common Stock upon conversion of the Series E Preferred Stock by a majority of the total votes cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series E Preferred Stock that were issued upon conversion of Series E Preferred Stock) (the "Stockholder Approval"), or (ii) shall have otherwise obtained permission to allow such issuances from Nasdaq in accordance with Nasdaq Rule 4460(i). If the Corporation's Common Stock is not then listed on Nasdaq or an exchange or quotation system that has a rule substantially similar to Rule 4460(i) then the limitations set forth herein shall be inapplicable and of no force and effect. For purposes of this paragraph, "Outstanding Common Amount" means (i) the number of shares of the Common Stock outstanding on the date of issuance of the Series E Preferred Stock pursuant to the Purchase Agreement plus (ii) any additional shares of Common Stock issued thereafter in respect of such shares pursuant to a stock dividend, stock split or similar event. The maximum number of shares of Common Stock issuable as a result of the 19.99% limitation set forth herein is hereinafter referred to as the "Maximum Share Amount." With respect to each holder of Series E Preferred Stock, the Maximum Share Amount shall refer to such holder's PRO RATA share thereof determined in accordance with Article X below. In the event that Corporation obtains Stockholder Approval or the approval of Nasdaq, by reason of the inapplicability of the rules of Nasdaq or otherwise and concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "New Maximum Share Amount"), the references to Maximum Share Amount, above, shall be deemed to be, instead, references to the greater New Maximum Share Amount. In the event that Stockholder Approval is obtained but there are insufficient reserved or authorized shares or a registration statement covering the additional shares of Common Stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; PROVIDED, HOWEVER, that the holders of the Series E Preferred Stock may grant an extension of the redemption required pursuant to Article V.B to allow the Corporation to obtain a sufficient reserved or authorized amount of shares or of the effective date of such registration statement. In the event that (a) the aggregate number of shares of Common Stock actually issued upon conversion of the Series E Preferred Stock represents at least twenty percent (20%) of the Maximum Share Amount and (b) the sum of (x) the aggregate number of shares of Common Stock actually issued upon conversion of the outstanding Series E Preferred Stock PLUS (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of Series E Preferred Stock, represents at least one hundred percent (100%) of the Maximum Share Amount (the "Triggering Event"), the Corporation will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the Mandatory Redemption Date.

          B.    CONVERSION PRICE.

                (a)  CALCULATION OF CONVERSION PRICE.  Subject to subparagraph
(b) below, the "Conversion Price" shall be the lesser of the Market Price (as defined herein) and the Fixed Conversion Price (as defined herein), subject to adjustments pursuant to the provisions of Article VI.C below. "Market Price" shall mean the Applicable Percentage (as defined below) times the average of the three (3) Lowest Trading Prices (as defined below) during the fifteen (15) Trading Day period ending one (1) Trading Day prior to the date (the "Conversion Date") the Notice of Conversion (as defined in Article VI.E) is sent by a holder to the Corporation via facsimile (the "Pricing Period"). "Fixed Conversion Price" shall mean $3.93. "Lowest Trading Price" means, for any security as of any date, the low trade price on Nasdaq as reported by Bloomberg or, if Nasdaq is not the principal trading market for such security, the low trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the low trade price of such security can be determined in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no trade price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the lowest bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Lowest Trading Price cannot be calculated for such security on such date in the manner provided above, the Lowest Trade Price shall be the low range of the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series E Preferred Stock being converted for which the calculation of the Lowest Trade Price is required in order to determine the Conversion Price of such Series E Preferred Stock. "Applicable Percentage" shall mean 100% from the Issue Date until October 8, 1998 and 90% thereafter, subject to adjustment pursuant to Section 2(c) of the Registration Rights Agreement. "Trading Day" shall mean any day on which the Common Stock is traded for any period on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

                (b) Notwithstanding anything contained in subparagraph (a) of this Paragraph B to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the corporation's Board of Directors by waging a proxy battle or otherwise (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this
Article VI.B. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction, tender offer or removal of the majority of the Board of Directors which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (b) to become operative.

          C. ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as follows:

                (a) ADJUSTMENT TO CONVERSION PRICE DUE TO STOCK SPLIT, STOCK DIVIDEND, ETC. If at any time when Series E Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, rights offering below the Adjustment Trading Price (as defined below) to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the Series E Preferred Stock, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event. In such event, the Corporation shall notify its Transfer Agent of such change on or before the effective date thereof. "Adjustment Trading Price," which shall be measured as of the record date in respect of the rights offering, means (i) the average of the last reported sale prices for the shares of Common Stock on Nasdaq as reported by Bloomberg, as applicable, for the five (5) Trading Days immediately preceding such date, or (ii) if Nasdaq is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Adjustment Trading Price shall be the fair market value as reasonably determined in good faith by
(a) the Board of Directors of the Corporation or, (b) at the option of a majority-in-interest of the holders of the outstanding Series E Preferred Stock by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.

                (b) ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If, at any time when Series E Preferred Stock is issued and outstanding and prior to the conversion of all Series E Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of Series E Preferred Stock shall thereafter have the right to receive upon conversion of the Series E Preferred Stock, upon the bases and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series E Preferred Stock would have been entitled to receive in such transaction had the Series E Preferred Stock been converted in full (without regard to any limitations on conversion contained herein) immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series E Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series E Preferred Stock. The Corporation shall not effect any transaction described in this subsection (b) unless (a) it first gives, to the extent practical, twenty (20) days' prior written notice (but in any event at least ten (10) business days prior written notice) of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of Series E Preferred Stock shall be entitled to convert the Series E Preferred Stock) and
(b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this subsection (b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                (c) OTHER SECURITIES OFFERINGS. If, at any time after the Issue Date and prior to June 8, 1999, the Corporation sells Common Stock or securities convertible into, or exchangeable for, Common Stock, other than (i) a sale pursuant to a bona fide firm commitment underwritten public offering of Common Stock by the Corporation (not including a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended), (ii) a sale as consideration for a merger, consolidation or purchase of assets, (iii) a sale in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital) or (iv) a sale to Sanderling Ventures and its affiliates, Domain Associates and its affiliates, Innocal, Abingworth Bioventures and its affiliates, Rothchild Asset Management, Dimensional Fund Advisors, Inc.or New York Life Insurance (collectively, the "Other Common Stock"), then, if the effective or maximum sales price of the Common Stock with respect to such transaction (including the effective or maximum conversion, or exchange price) ("Other Price") is less than the effective Conversion Price of the Series E Preferred Stock at such time, the Corporation shall adjust the Conversion Price applicable to the Series E Preferred Stock not yet converted in form and substance reasonably satisfactory to the holders of Series E Preferred Stock so that the Conversion Price applicable to the Series E Preferred Stock shall not, in any event, be greater, after giving effect to all other adjustments contained herein, than the Other Price.

                (d) ADJUSTMENT DUE TO DISTRIBUTION. Subject to Article III, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series E Preferred Stock shall be entitled, upon any conversion of shares of Series E Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

                (e) PURCHASE RIGHTS. Subject to Article III, if at any time when any Series E Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series E Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series E Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                (f) ADJUSTMENT FOR RESTRICTED PERIODS. In the event that (1) the Corporation fails to obtain effectiveness with the Securities and Exchange Commission of the Registration Statement (as defined in the Registration Rights Agreement) on or prior to ninety (90) days following the Issue Date, or (2) such Registration Statement lapses in effect, or sales otherwise cannot be made thereunder, whether by reason of the Corporation's failure or inability to amend or supplement the prospectus (the "Prospectus") included therein in accordance with the Registration Rights Agreement or otherwise, after such Registration Statement becomes effective (including, without limitation, during an Allowed Delay (as defined in Section 3(f) of the Registration Rights Agreement) or a Permitted Offering Delay (as defined in Section 3(g) of the Registration Rights Agreement)), then the Pricing Period shall be comprised of, (i) in the case of an event described in clause (1), the fifteen (15) Trading Days preceding the 90th day following the Issue Date plus all Trading Days through and including the third Trading Day following the date of effectiveness of the Registration Statement; and (ii) in the case of an event described in clause (2), the fifteen
(15) Trading Days preceding the date on which the holder of the Series E Preferred Stock is first notified that sales may not be made under the Prospectus, plus all Trading Days through and including the third Trading Day following the date on which the Holder is first notified that such sales may again be made under the Prospectus. If a holder of Series E Preferred Stock determines that sales may not be made pursuant to the Prospectus (whether by reason of the Corporation's failure or inability to amend or supplement the Prospectus or otherwise) it shall so notify the Corporation in writing and, unless the Corporation provides such holder with a written opinion of the Corporation's counsel to the contrary, such determination shall be binding for purposes of this paragraph.

                (g) NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI.C, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series E Preferred Stock.

          D.    MECHANICS OF CONVERSION.  In order to convert Series E
Preferred Stock into full shares of Common Stock, a holder of Series E Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Corporation by facsimile dispatched on the Conversion Date (or by other means resulting in, or reasonably expected to result in, notice to the Corporation on the Conversion Date) at the office of the Corporation or its designated Transfer Agent for the Series E Preferred Stock that the holder elects to convert the same, which notice shall specify the number of shares of Series E Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to Midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion; and (ii) surrender the original certificates representing the Series E Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series E Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                (a) LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series E Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                (b) DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within two (2) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "Delivery Period"), deliver (or cause its Transfer Agent to so issue and deliver) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series E Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series E Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $1,000 per day in cash for each day beyond a two (2) day grace period following the Delivery Period that the Corporation fails to deliver Common Stock (a "Conversion Default") issuable upon surrender of shares of Series E Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock (the "Conversion Default Payments"). Such cash amount shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock in accordance with the terms of this
Article VI. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Article VI. and in this Article VI.E, the Corporation shall use commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                (c) NO FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series E Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of Series E Preferred Stock as of a Conversion Date to a holder of Series E Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share to such holder of Series E Preferred Stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock to such holder of Series E Preferred Stock, the Corporation shall, in lieu of issuing any fractional share, pay such holder otherwise entitled to such fraction a sum in cash equal to the Closing Price of the Common Stock on the Conversion Date, multiplied by such fraction.

                (d) CONVERSION DATE. The "Conversion Date" shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation or its Transfer Agent before Midnight, New York City time, on the Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series E Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series E Preferred Stock shall survive to the extent the Corporation fails to deliver such securities.

          E. RESERVATION OF SHARES. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series E Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the Series E Preferred Stock, 6,550,000 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series E Preferred Stock (the "Reserved Amount"). The Reserved Amount shall be increased from time to time in accordance with the Corporation's obligations pursuant to Section 4(h) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series E Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series E Preferred Stock.

          If at any time a holder of shares of Series E Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "Conversion Default"), the Corporation shall issue to the holder (or holders, if more than one holder submits a Notice of Conversion in respect of the same Conversion Date, pro rata based on the ratio that the number of shares of Series E Preferred Stock then held by each such holder bears to the aggregate number of such shares held by such holders) all of the shares of Common Stock which are available to effect such conversion. The number of shares of Series E Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following a Conversion Default. In addition, the Corporation shall pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (a) (N/365), multiplied by (b) the sum of the Stated Value plus the Premium Amount per share of Series E Preferred Stock through the Authorization Date (as defined below), multiplied by (c) the Excess Amount on the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date"), multiplied by (d) .24, where (i) N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series E Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

                (a) In the event the holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

                (b) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares).

          Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

          F. NOTICE OF CONVERSION PRICE ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series E Preferred Stock.

          G. STATUS AS STOCKHOLDERS. Upon submission of a Notice of Conversion by a holder of Series E Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series E Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of Series E Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series E Preferred Stock with respect to such unconverted shares of Series E Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series E Preferred Stock to the holder or, if such shares of Series E Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series E Preferred Stock have not been converted.
In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to receive Conversion Default Payments pursuant to
Article IV.D to the extent required thereby for such Conversion Default and any subsequent Conversion Default).


                              VII.  AUTOMATIC CONVERSION

          So long as the Registration Statement is effective and there is not then a continuing Mandatory Redemption Event, each share of Series E Preferred Stock issued and outstanding on June 8, 2001 (the "Automatic Conversion Date"), automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of Article VI hereof (the "Automatic Conversion"). The Automatic Conversion Date shall be delayed by one (1) Trading Day each for each Trading Day occurring prior thereto and prior to the full conversion of the Series E Preferred Stock that (i) sales cannot be made pursuant to the Registration Statement (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise including any Allowed Delays (as defined in Section 3(f) of the Registration Rights Agreement) and any Permitted Offering Delays as defined in Section 3(g) of the Registration Rights Agreement)), (ii) any Mandatory Redemption Event (as defined in Article V.A) exists, without regard to whether any cure periods shall have run or (iii) pursuant to Article V.A with respect to a Mandatory Redemption Event described in Article V.A(ii). The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder.


                                 VIII.  VOTING RIGHTS

          A. GENERALLY. Except as set forth herein, or as otherwise provided by the Delaware General Corporation Law ("DGCL"), the holders of the Series E Preferred Stock shall have no voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          B. NOTICE OF MEETINGS. Notwithstanding the above, the Corporation shall provide each holder of Series E Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders at the time such materials are provided to the stockholders of the Corporation entitled to vote). In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or twenty (20) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

          C. VOTE REQUIRED. To the extent that under the DGCL the vote of the holders of the Series E Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series E Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series E Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series E Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series E Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series E

Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to stockholders at the time such materials are provided to the stockholders of the Corporation entitled to vote) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.


                              IX.  PROTECTIVE PROVISIONS

          So long as shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock:

                (a) alter or change the rights, preferences or privileges of the Series E Preferred Stock or any Senior Securities so as to affect adversely the rights, preferences and privileges of the Series E Preferred Stock; PROVIDED, HOWEVER, that any increase in the authorized preferred stock of the Corporation (other than an increase in the authorized number of shares of Series E Preferred Stock) or the creation and issuance of any Junior Securities or any PARI PASSU Securities as permitted pursuant to the terms hereof shall not be deemed to affect adversely the right, preferences and privileges of the Series E Preferred Stock.

                (b)  create any new class or series of Senior Securities;

                (c) create any new class or series of PARI PASSU Securities, unless the average Closing bid Price for the ten (10) Trading Days ending one
(1) Trading Day prior to the date on which the Board of Directors approve the issuance of such class or series of capital stock is above $4.00, in which case such consent will not be required;

                (d) increase the authorized number of shares of Series E Preferred Stock; or

                (e) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series E Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          In the event holders of at least a majority of the then outstanding shares of Series E Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock, pursuant to subsection (a) above, so as to affect the Series E Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series E Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series E Preferred Stock.

                               X.  PRO RATA ALLOCATIONS

          The Maximum Share Amount and the Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series E Preferred Stock based on the number of shares of Series E Preferred Stock then held by each holder relative to the total aggregate number of shares of Series E Preferred Stock then outstanding.

          IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 8th day of June, 1998.


                              COCENSYS, INC.



                              By:  /s/
                                   -----------------------------------------
                                   F. Richard Nichol, Ph.D.
                                   President and Chief Executive Officer

                                                                       EXHIBIT A

                                 NOTICE OF CONVERSION

                      (To be Executed by the Registered Holder
                 in order to Convert the Series E Preferred Stock)

          The undersigned hereby irrevocably elects to convert ____ shares of Series E Preferred Stock, represented by stock certificate No(s). __________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of CoCensys, Inc. (the "Corporation") according to the conditions of the Certificate of Designation of Series E Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

          The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series E Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

                Date of Conversion:_____________________________

                Three Lowest Trade Prices:______________________

                Applicable Conversion Price:____________________

                Number of Shares of
                Common Stock to be Issued:______________________

                Signature:______________________________________

                Name:___________________________________________

                Address:________________________________________

*The Corporation is not required to issue shares of Common Stock until the original Series E Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Certificate of Designation for the number of business days such issuance and delivery is late.